Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CHANTICLEER HOLDINGS, INC.

Chanticleer Holdings, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.	The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article Fourth thereof in its entirety and inserting the following in lieu thereof:

“FOURTH: The total number of shares of common stock which the Corporation is authorized to issue is 125,000,000, at a par value of $.0001 per share, and the total number of shares of preferred stock which the Corporation is authorized to issue is 5,000,000, at a par value of $.0001 per share.”

2.	The foregoing amendment was duly adopted in accordance with the provisions of Sections 242, 141 (by written consent of the board of directors), and 211 (at a special meeting of the stockholders) of the General Corporation Law of the State of Delaware.

3.	The effective date of this Certificate of Amendment is April 1, 2020.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a duly elected officer of the Corporation, has executed this Certificate of Amendment to the Certificate of Incorporation and affirms the statements herein contained on this 1st day of April, 2020.

CHANTICLEER HOLDINGS, INC.

By:
Name:	Michael D. Pruitt
Title:	Chief Executive Officer

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